UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 19, 2016

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salary and Incentive Compensation Target

On September 19, 2016, the Compensation Committee of the Board of Directors (the “Committee”) of On Deck Capital, Inc. (the “Company”) approved annual base salary and annual incentive compensation targets for the Company's named executive officers as set forth in the table below. Such annual base salary will be effective as of October 1, 2016, and such annual incentive compensation targets will be in effect and will be prorated for the six-month period beginning July 1, 2016 through December 31, 2016. These annual incentive compensation targets shall automatically continue and will be prorated for the six-month period beginning January 1, 2017 through June 30, 2017 unless the Committee determines otherwise. The base salary and incentive compensation targets for our named executive officers set forth in the table below did not change from those set by the Committee on July 30, 2015.

Granting of Stock Options, Performance-Based Restricted Stock Units and Performance Units

On September 19, 2016, the Committee also granted stock options (the “Options”), performance-based restricted stock units to be settled solely in shares of the Company’s common stock (the “RSUs”) and performance units to be settled solely in cash (the “Performance Units”) to the Company's named executive officers, as set forth in the table below, and approved the vesting schedules related to such awards. The grants of such Options, RSUs and Performance Units were approved pursuant to, and in accordance with, the terms and conditions of the Company’s 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan and the forms of Stock Option Agreement and Restricted Stock Unit Agreement were filed with the Securities and Exchange Commission as Exhibit 10.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-1/A on December 4, 2014. The form of Performance Unit Agreement is filed herewith as Exhibit 10.1.

				Equity Awards
Named Executive Officer	Title	Annual Base Salary	Incentive Compensation Target	Options(1)	RSUs(2)	Performance Units (3)
Noah Breslow	Chief Executive Officer	$400,000	$400,000	363,637	82,641	$500,000
Howard Katzenberg	Chief Financial Officer	$305,000	$198,250	218,182	49,585	$300,000
James Hobson	Chief Operating Officer	$330,000	$247,500	272,728	61,981	$375,000
(1)    Twenty-five percent (25%) of the shares subject to the Options shall vest on the one (1) year anniversary of the applicable vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the Option shall vest each month thereafter on the same day of the month as the vesting commencement date (and if there is no corresponding day, on the last day of the month), subject to the participant continuing to be a Service Provider (as defined in the Company’s 2014 Equity Incentive Plan) through each such date.
(2)    RSUs are performance-based awards that will vest for a performance period as described below only if the Company achieves certain financial performance metrics for the applicable performance period. There are three performance periods for the RSUs: July 1, 2016 to June 30, 2017, July 1, 2017 to June 30, 2018 and July 1, 2018 to June 30, 2019, in each case, subject to the participant continuing to be a Service Provider through the applicable vesting date. For each performance period, one-third (1/3) of the total RSUs awarded to a participant are eligible for possible vesting. The awards that become eligible to vest during the performance period ending June 30, 2017 will be based on a comparison of the Company’s achievement of certain financial performance metrics to the target performance level pre-established by the Committee, as plan administrator for the 2014 Equity Incentive Plan, for such performance period. For the performance periods ending June 30, 2018 and June 30, 2019, the plan administrator will determine the target performance levels for such periods. Participants have the ability to earn up to 150% of the baseline award based on certain levels of achievement in excess of the relevant target performance level or could earn less than the baseline award, or nothing at all, based on certain levels of achievement below the relevant target performance level.
(3)    Performance Units are performance-based awards that will vest for a performance period as described below only if the Company achieves certain financial performance metrics for the applicable performance period. There are three performance periods for the Performance Units: July 1, 2016 to June 30, 2017, July 1, 2017 to June 30, 2018 and July 1, 2018 to June 30, 2019, in each case, subject to the participant continuing to be a Service Provider through the applicable vesting date. For each performance period, one-third (1/3) of the total Performance Units awarded to a participant are eligible for possible vesting. The awards that become eligible to vest during the performance period ending June 30, 2017 will be based on a comparison of the Company’s achievement of certain financial performance metrics to the target performance level pre-established by the Committee, as plan administrator for the 2014 Equity Incentive Plan, for such performance period. For the performance periods ending June 30, 2018 and June 30, 2019, the plan administrator will determine the target performance levels for such periods. Participants have the ability to earn up to 150% of the baseline award based on certain levels of achievement in excess of the relevant target performance level or could earn less than the baseline award, or nothing at all, based on certain levels of achievement below the relevant target performance level.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Form of Performance Unit Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2016	On Deck Capital, Inc.

/s/ Cory R. Kampfer
Cory R. Kampfer Chief Legal Officer